Exhibit 99.2

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES SECOND QUARTER 2017 CONSOLIDATED FINANCIAL RESULTS

August 21, 2017 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced its consolidated financial results for the second quarter (“Q2”) and six months (“1H”) ended June 30, 2017.
Second Quarter 2017 Summary

•	Total cash balance, including restricted cash, of $25.4 million as of June 30, 2017

•	Revenue of $13.6 million, compared to $57.0 million in Q2 2016

•	Gross profit (loss) of $(1.0) million, or -7.5% of revenues, compared to $16.4 million, or 28.7% of revenues, in Q2 2016

•	Adjusted gross profit, a non-GAAP measure, of $1.9 million, or 14.2% of revenues, compared to $20.5 million, or 36.0% of revenues, in Q2 2016

•	Net income (loss) attributable to the Corporation of $(17.9) million, compared to $0.3 million in Q2 2016

•	Operating cash flow of $11.7 million, compared to $(2.8) million in Q2 2016

•	Adjusted EBITDA, a non-GAAP measure, of $(3.8) million, or -27.9% of revenues, compared to $14.3 million, or 25.1% of revenues, in Q2 2016

•	Contracted backlog of $58.8 million through 2018 and $131.6 million of bids outstanding as of June 30, 2017

•	Received additional $16.1 million of tax credit certificates from the State of Alaska

•	Reached agreement to extend maturity of $29.0 million under senior term loan facility to January 2020
Jeff Hastings, Chairman and CEO of SAE, commented, “The second quarter was a very difficult period for SAE. We maintained our superior level of execution on the projects we performed, but continue to be hampered by sparse activity, limited visibility and tighter pricing. Despite seeing the dip in activity beginning in the fourth quarter of last year, and despite benefiting from a dependable winter market in Alaska and a large ocean-bottom marine project in West Africa during the first quarter of this year, replacing our backlog at a more consistent rate has proven to be an arduous task in this market environment. Furthermore, the lack of activity in our international markets has been exacerbated by heightened competitive pressure leading to less favorable pricing on the new projects we secure. Although it now appears that 2017 will prove to be our most challenging year yet, we are encouraged by the level of dialogue and interest surrounding opportunities in 2018 and beyond. This optimism is supported by our ability to recently add projects in Alaska and Colombia to our backlog for 2018.

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One constant that cannot be inherently changed is the perpetual need to find new sources of hydrocarbons to replace existing production and consumption. Only producing from existing reservoirs without replacing the depleting assets is not a sustainable long-term strategy.”
Mr. Hastings continued, "As we continue to progress through the second half of 2017, we expect to be active primarily in Colombia, largely supported by our multi-year agreement with Hocol, while also running crews in Canada. Additionally, we are pleased to announce that our hard work and long hours requesting and seeking the issuance of our remaining tax credit certificates from the State of Alaska has resulted in the receipt of an additional $16 million of tax credit certificates. We will continue to aggressively seek means to monetize the $26 million of tax credit certificates we currently have on-hand, while awaiting the issuance of the remaining $43 million of tax credits currently being processed, which we expect to be issued during the remainder of 2017 and the beginning of 2018. After months of inaction and uncertainty that caused potential buyers of tax credits to pause future purchase decisions, the state legislature finally reached a compromise on the new tax credit legislation that recently passed that included certain amendments that could re-open the secondary market for monetizing tax credit certificates. However, we believe further regulatory action is needed to formalize the new legislation, which may take time. Additionally, we believe the State of Alaska will continue to minimize funds allocated in future budgets to a degree that effectively eliminates any near-term potential for monetization directly from the State of Alaska.”
Mr. Hastings concluded, “We have also been working hard towards our goal of preserving liquidity and maximizing our financial flexibility. In recent weeks, we have been successful at meaningfully converting our restricted cash through exchanging our Nigerian Naira into U.S. dollars and we expect to exchange our remaining Naira by the end of the third quarter. Additionally, we are pleased to announce that we have entered into an agreement with all of the lenders under our senior term loan facility due January 2018 to extend the maturity of approximately $29 million of the principal outstanding until January 2020. This agreement will also amend certain terms and features of the original senior term loan facility, including, but not limited to, the interest rate, the make-whole provision, and the call schedule. Further details will be provided in additional disclosures upon the successful closing of the contemplated transaction. We view this agreement as a major positive development for SAE, and one step towards our larger goal of optimizing our capital structure to ensure our company is more competitive in this new market environment.”
Second Quarter 2017 Financial Results
Revenues decreased 76.2% to $13.6 million from $57.0 million in Q2 2016, primarily due to a decrease in the number or size of projects in Alaska and South America when compared to the same period last year. Activity levels in all jurisdictions continue to be impacted by poor market conditions due to a sustained low commodity price environment and continued uncertainty regarding the outlook for the oil and gas industry.
Gross loss was $(1.0) million, or -7.5% of revenues, compared to a gross profit of $16.4 million, or 28.7% of revenues, in Q2 2016. Gross profit (loss) for Q2 2017 and Q2 2016 included depreciation expense of $2.9 million and $4.2 million, respectively. Gross profit excluding depreciation expense, or adjusted gross profit, which is defined and calculated below, for Q2 2017 was $1.9 million, or 14.2% of revenues, compared to $20.5 million, or 36.0% of revenues, in Q2 2016. Gross loss during Q2 2017 was negatively impacted by less favorable pricing on fewer projects that generated less revenue than those performed in Q2 2016.

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Selling, general and administrative (“SG&A”) expenses during the quarter decreased 11.9% to $6.4 million, or 46.9% of revenues, compared to $7.2 million, or 12.7% of revenues, in Q2 2016. The decrease in SG&A expenses was primarily due to lower revenue in Q2 2017 compared to the same period last year. However, this was partially offset by an increase in non-cash share-based compensation expense in Q2 2017. During Q2 2017 and Q2 2016, there were approximately $0.7 million and $1.0 million, respectively, of non-recurring or non-cash expenses included in SG&A.
Loss before income taxes was $(17.4) million during the quarter, compared to income before income taxes of $3.6 million in Q2 2016. The decrease in income before income taxes was largely due to significantly lower gross profit and higher other expense compared to Q2 2016. During Q2 2017, other expense included, among other items, $8.6 million of interest expense, of which, approximately $5.3 million was non-cash amortization of loan issuance costs and $2.3 million was interest that was paid in-kind.
Net loss attributable to the Corporation for the quarter was $(17.9) million, or $(1.91) per diluted share, compared to net income attributable to the Corporation of $0.3 million, or $1.97 per diluted share, on a reverse split-adjusted basis, in Q2 2016. Net loss was impacted by a number of factors during Q2 2017, including:

•	Lower gross profit primarily due to lower revenue;

•	Higher interest expense due to the amortization of deferred financing costs for the senior loan facility;

•	A decrease in gain on foreign currency transactions; and

•	An increase in foreign currency losses due to trades and foreign currency exposure on a project in Nigeria; partially offset by

•	A decrease in SG&A expenses due to lower revenue; and

•	Costs of debt restructuring incurred in Q2 2016 not repeated in Q2 2017.
Adjusted EBITDA, which is defined and calculated below, was $(3.8) million during the quarter, or -27.9% of revenues, compared to $14.3 million, or 25.1% of revenues, in Q2 2016.
Capital expenditures for the quarter were $0.1 million, compared to $0.5 million in Q2 2016. The low level of capital expenditures in both periods was primarily due to the deteriorating conditions in the oil and gas industry, which presented limited to no growth opportunities requiring capital expenditures.
First Half 2017 Financial Results
Revenues decreased 32.3% to $99.7 million from $147.2 million in the first half of 2016. Revenues in 1H 2017 decreased significantly in North and South America due to a decrease in active projects in these regions compared to the prior period. In Alaska, the decrease in activity was mainly due to changes in state legislation that created uncertainty at the customer level with respect to their capital spending plans. The year-over-year decrease in revenue in South America was largely attributable to a large project in Bolivia in 1H 2016 compared to limited activity in 1H 2017. The overall revenue decrease in 1H 2017 was partially offset by a large increase in activity in West Africa from a large ocean-bottom marine project that was completed during Q1 2017. Activity in Canada remained stable during 1H 2017 compared to the same period in 2016.
Gross profit decreased 43.6% to $24.1 million, or 24.2% of revenues, from $42.8 million, or 29.1% of revenues, in 1H 2016. Gross profit for 1H 2017 and 1H 2016 included depreciation expense of $6.2 million and $8.4

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million, respectively. Excluding depreciation expense, adjusted gross profit for 1H 2017 was $30.3 million, or 30.4% of revenues, compared to $51.2 million, or 34.8% of revenues, in the first half of 2016. The decrease in gross profit was primarily related to the decrease in revenue from a reduction in the number of active projects in 1H 2017 compared to 1H 2016. This was partially offset by a decrease in depreciation expense resulting from the sale of some ocean-bottom nodal recording equipment in the fourth quarter of 2016 and an increase in revenue from West Africa.
SG&A expenses decreased 7.8% to $12.9 million, or 12.9% of revenues, from $14.0 million, or 9.5% of revenues, in the first half of 2016. The decrease in SG&A expenses was primarily due to a decrease in revenue and a decrease in severance costs partially offset by an increase in stock-based compensation expense. During 1H 2017 and 1H 2016, there were approximately $1.6 million and $1.2 million, respectively, of non-recurring or non-cash expenses included in SG&A.
Income (loss) before income taxes was $(6.8) million, compared to $20.9 million in the first half of 2016. The decrease in income before income taxes was largely due to a meaningful increase in other expense. During 1H 2017, other expense included, among other items, approximately $16.9 million of interest expense, of which, approximately $10.5 million was non-cash amortization of loan issuance costs and $4.5 million of interest that was paid in-kind. Also included in other expense in 1H 2017 was a $1.0 million foreign exchange loss, compared to a $2.4 million foreign exchange gain in the same period last year.
Provision for income taxes was $2.2 million, compared to $3.4 million during the first six months of 2016. The decrease in provision for income taxes was primarily due to fluctuations in earnings among the various jurisdictions in which the company operates, partially offset by increases in valuation allowances from U.S. losses and foreign tax differentials.
Net income (loss) attributable to the Corporation was $(11.1) million, or $(1.18) per diluted share, compared to $14.5 million, or $112.09 per diluted share, in the first half of 2016. Net loss attributable to the Corporation in 1H 2017 was impacted by a number of factors, including:

•	Lower gross profit as a result of decreased revenues;

•	Higher interest expense, primarily attributable to amortization of loan issuance costs;

•	Decrease in gains on foreign currency transactions due to large gains in 2016 related to the strengthening U.S. dollar during that time period;

•	Increase in foreign currency loss due to trades and foreign currency exposure on a project in Nigeria; and

•	Proportionately higher provision for income taxes; partially offset by

•	Lower SG&A expenses due to lower revenue; and

•	Costs of debt restructuring of $2.3 million in 2016 not repeated in 2017.
Adjusted EBITDA for the first six months decreased 50.7% to $18.9 million, or 19.0% of revenues, from $38.4 million, or 26.1% of revenues, in 1H 2016.
Capital expenditures in 1H 2017 were $2.2 million, compared to $0.7 million in the first half of 2016. Capital expenditures in 1H 2017 primarily relate to the remaining cash payments for the purchase of a set of vibrators in the fourth quarter of 2016, as well as the purchase of additional camp equipment and vibrators in the first quarter of 2017. Given the state of the industry and the significant reduction in oil and gas activity by exploration

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and production companies, any significant investment in capital expenditures, particularly in large equipment purchases, is highly unlikely until the broader market demonstrates a consistent and sustainable recovery. Therefore, based on current market conditions, SAE expects its total capital expenditures for 2017 will be under $5.0 million.
On June 30, 2017, cash, cash equivalents and restricted cash totaled $25.4 million, which included $5.1 million of restricted cash that was primarily related to exchange control regulations in a West African country where SAE completed a deep-water ocean-bottom marine project during Q1 2017. Also on June 30, 2017, working capital was $26.7 million, total debt at face value, excluding net unamortized premiums or discounts, was $119.7 million, and total stockholders’ equity was $30.0 million.
Contracted Backlog
As of June 30, 2017, SAE’s backlog was $58.8 million. Bids outstanding on the same date totaled $131.6 million. The entire backlog was comprised of land-based projects, with 64% in South America and the remainder in North America. SAE currently expects to complete approximately 53% of the projects in its backlog on June 30, 2017 during the second half of 2017, with the balance expected to be performed during 2018.
The estimations of realization from the backlog can be impacted by a number of factors, however, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.
Investor Conference Call
SAE will host a conference call on Tuesday, August 22, 2017 at 10:00 a.m. Eastern Time to discuss its consolidated financial results for the second quarter and six months ended June 30, 2017. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). SAE will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.
To listen live via the company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the company’s website and can be accessed by visiting the Investors section of SAE’s website.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America, Southeast Asia and West Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil and New Zealand. For more information, please visit SAE’s website at www.saexploration.com.

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The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Finance
(281) 258-4409
rabney@saexploration.com

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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue from services	$13,559	$57,049	$99,728	$147,202
Cost of services excluding depreciation and amortization expense	11,629	36,520	69,403	96,031
Depreciation and amortization expense included in cost of services	2,947	4,172	6,198	8,371
Gross profit (loss)	(1,017)	16,357	24,127	42,800
Selling, general and administrative expenses	6,358	7,213	12,875	13,959
Income (loss) from operations	(7,375)	9,144	11,252	28,841
Other income (expense):
Costs incurred on debt restructuring	—	(2,334)	—	(2,334)
Interest expense, net	(8,561)	(4,033)	(16,919)	(8,061)
Foreign exchange gain (loss), net	(1,347)	813	(1,036)	2,438
Other income (expense), net	(72)	26	(85)	21
Total other expense, net	(9,980)	(5,528)	(18,040)	(7,936)
Income (loss) before income taxes	(17,355)	3,616	(6,788)	20,905
Provision for income taxes	485	2,739	2,225	3,404
Net income (loss)	(17,840)	877	(9,013)	17,501
Less: net income attributable to non-controlling interest	65	622	2,047	3,006
Net income (loss) attributable to the Corporation	$(17,905)	$255	$(11,060)	$14,495

Basic and diluted earnings (loss) per share:
Weighted average basic shares outstanding	9,358,529	129,276	9,358,529	129,272
Earnings (loss) per share – basic	$(1.91)	$1.97	$(1.18)	$112.13
Weighted average diluted shares outstanding	9,358,529	129,276	9,358,529	129,316
Earnings (loss) per share – diluted	$(1.91)	$1.97	$(1.18)	$112.09

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UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$20,238	$11,460
Restricted cash	5,114	536
Accounts receivable, net of allowance for doubtful accounts of $12 at June 30, 2017 and December 31, 2016	44,506	69,721
Deferred costs on contracts	433	8,644
Prepaid expenses	2,523	1,977
Deferred loan issuance costs, net	10,324	—
Total current assets	83,138	92,338
Property and equipment, net of accumulated depreciation of $67,234 and $61,444 at June 30, 2017 and December 31, 2016, respectively	38,044	42,759
Intangible assets, net of accumulated amortization of $682 and $635 at June 30, 2017 and December 31, 2016, respectively	697	721
Goodwill	1,771	1,711
Deferred loan issuance costs, net	—	20,856
Accounts receivable, noncurrent, net of allowance for doubtful accounts of $0 at June 30, 2017 and December 31, 2016	43,961	37,984
Deferred income tax assets	5,083	5,122
Other assets	181	164
Total assets	$172,875	$201,655
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,295	$9,301
Accrued liabilities	10,532	12,750
Income and other taxes payable	8,707	15,605
Borrowings under revolving credit facility	2,867	5,844
Borrowings under senior loan facility	29,995	—
Current portion of capital leases	1	56
Deferred revenue	—	7,975
Total current liabilities	56,397	51,531
Borrowings under senior loan facility	—	29,995
Second lien notes, net of net unamortized premium (discount) of $79 and $96 at June 30, 2017 and December 31, 2016, respectively	84,689	80,238
Senior secured notes, net of unamortized deferred loan issuance costs of $33 and $42 at June 30, 2017 and December 31, 2016, respectively	1,839	1,830
Total liabilities	142,925	163,594
Stockholders’ equity:

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Preferred stock, $0.0001 par value, 1,000,000 authorized shares and none outstanding	—	—
Common stock, $0.0001 par value, 55,000,000 shares authorized, and 9,358,529 issued and outstanding at June 30, 2017 and December 31, 2016	1	1
Additional paid-in capital	133,081	131,816
Accumulated deficit	(103,610)	(92,550)
Accumulated other comprehensive loss	(4,894)	(4,822)
Total stockholders’ equity attributable to the Corporation	24,578	34,445
Non-controlling interest	5,372	3,616
Total stockholders’ equity	29,950	38,061
Total liabilities and stockholders’ equity	$172,875	$201,655

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UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net income (loss)	$(17,840)	$877	$(9,013)	$17,501
Foreign currency translation loss	(7)	(371)	(72)	(984)
Total comprehensive income (loss)	(17,847)	506	(9,085)	16,517
Less: comprehensive income attributable to non-controlling interest	65	622	2,047	3,006
Total comprehensive income (loss) attributable to the Corporation	$(17,912)	$(116)	$(11,132)	$13,511

UNAUDITED CONSOLIDATED REVENUES BY REGION
(In thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	%	2016	%	2017	%	2016	%

North America	$1,431	10.6%	$15,348	26.9%	$47,795	47.9%	$81,005	55.0%
South America	10,724	79.1%	40,973	71.8%	12,495	12.5%	64,612	43.9%
Southeast Asia	1,398	10.3%	728	1.3%	4,266	4.3%	1,585	1.1%
West Africa	6	0.0%	—	—	35,172	35.3%	—	—
Total revenue	$13,559	100.0%	$57,049	100.0%	$99,728	100.0%	$147,202	100.0%

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)

We use an adjusted form of EBITDA to measure period over period performance, which is a non-GAAP measurement. Adjusted EBITDA is defined as net income (loss) plus depreciation and amortization, plus interest expense, plus income taxes, plus share-based compensation, plus (gain) loss on disposal of property and equipment, plus costs incurred on debt restructuring, plus foreign exchange (gain) loss, and plus non-recurring one-time expenses. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate Adjusted EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

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The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these are not measures of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

The computation of our Adjusted EBITDA, a non-GAAP measure, from net income (loss), the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net income (loss)	$(17,840)	$877	$(9,013)	$17,501
Depreciation and amortization (1)	3,044	4,306	6,400	8,638
Interest expense, net	8,561	4,033	16,919	8,061
Provision for income taxes	485	2,739	2,225	3,404
Share-based compensation (2)	636	178	1,265	343
(Gain) loss on disposal of property and equipment, net (3)	(87)	92	(83)	(250)
Costs incurred on debt restructuring (4)	—	2,334	—	2,334
Foreign exchange (gain) loss, net (5)	1,347	(813)	1,036	(2,438)
Non-recurring expenses (6)(7)	68	578	180	809
Adjusted EBITDA	$(3,786)	$14,324	$18,929	$38,402

(1)    Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended June 30, 2017 and 2016 in the amount of $97 and $134, respectively, and during the six months ended June 30, 2017 and 2016 in the amount of $202 and $267, respectively.
(2)    Share-based compensation primarily relates to the non-cash value of stock options and restricted stock awards granted to the company’s employees and directors.
(3)    (Gain) loss on disposal of property and equipment, net, is primarily the impact of sale of equipment.
(4)    Costs were incurred during the second quarter of 2016 on the debt restructuring that was completed in July 2016.
(5)    Foreign exchange (gain) loss, net, includes the effect of both realized and unrealized foreign exchange transactions.
(6)    Non-recurring expenses in 2017 primarily consist of severance payments incurred at the company’s Peru and Alaska locations and various non-operating expenses incurred at the corporate location.
(7)    Non-recurring expenses in 2016 primarily consist of severance payments incurred at the company’s Peru, Colombia, Canada, and Alaska locations and various non-operating expenses incurred at the corporate location.

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UNAUDITED RECONCILIATION OF GROSS PROFIT (LOSS) TO NON-GAAP ADJUSTED GROSS PROFIT
(In thousands)

We use an adjusted form of gross profit to measure period over period performance, which is not derived in accordance with GAAP. Adjusted Gross Profit is defined as gross profit (loss) plus depreciation and amortization expense related to the cost of services. Our management uses Adjusted Gross Profit as a substantial financial measure to assess the cost management and performance of our projects. Within the seismic data services industry, gross profit is presented both with and without depreciation and amortization expense on equipment used in operations and, therefore, we also use this measure to assess our performance over time in relation to other companies that own similar assets and calculate gross profit in the same manner.

The term Adjusted Gross Profit is not defined under GAAP, and we acknowledge that it is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for gross profit calculated in accordance with GAAP. In addition, our calculation of Adjusted Gross Profit may not be comparable to gross profit or similarly titled measures utilized by other companies since such other companies may not calculate adjusted gross profit in the same manner. Further, the results presented by Adjusted Gross Profit cannot be achieved without incurring the costs that the measure excludes.

The computation of our Adjusted Gross Profit, a non-GAAP measure, from gross profit (loss), the most directly comparable GAAP financial measure, is provided in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Gross profit (loss) as presented	$(1,017)	$16,357	$24,127	$42,800
Depreciation and amortization expense included in cost of services (1)	2,947	4,172	6,198	8,371
Adjusted gross profit	$1,930	$20,529	$30,325	$51,171

(1) Depreciation and amortization expense included in cost of services includes depreciation and amortization on equipment used in operations.

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